Exhibit 99.3

PRESS RELEASE

La Quinta

Contact: Tom Ward — Investor Relations
La Quinta Corporation
214-492-6689
tom.ward@laquinta.com

LA QUINTA ISSUES 19.4 MILLION COMMON SHARES

Dallas, Texas (May 25, 2005) – La Quinta Corporation and La Quinta Properties, Inc. (NYSE: LQI) announced today, after the market closed yesterday, the Companies agreed to issue and sell 19.4 million shares of their paired common stock for proceeds of approximately $165 million pursuant to a prospectus supplement to the prospectus filed as part of the Companies’ universal shelf registration on Form S-3 dated July 15, 2002. Lehman Brothers Inc. is acting as the sole underwriter. The proceeds of the offering are intended to be used for general corporate purposes, including for potential acquisitions of lodging properties, lodging companies and brands; hotel development and redevelopment projects; debt reduction; and/or redemption of preferred stock.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale or an offer to buy these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Printed copies of the prospectus supplement relating to the offering may be obtained, when available, from Lehman Brothers, c/o ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, NY 11717. Fax: (631) 254-7268; Email: monica_castillo@adp.com.

ABOUT LA QUINTA CORPORATION
 La Quinta Corporation (NYSE: LQI) is one of the largest owner/operators of limited-service hotels in the United States. Based in Dallas, Texas, the Company owns, operates or franchises more than 590 hotels in 39 states and Canada under the La Quinta Inns®, La Quinta Inn & Suites®, Baymont Inn & Suites®, Woodfield Suites® and Budgetel® brands. For reservations or more information about La Quinta Corporation, please visit www.LQ.com.